Exhibit 10.1

HORRY COUNTY STATE BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this          day of                   , 2008, by and between Horry County State Bank, a state-chartered commercial bank located in Loris, South Carolina (the “Bank”), and                       (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under Section 2.1 of this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.

1.2           “Base Salary” means the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Executive for employment rendered (whether or not such allowances are included in the Executive’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.3           “Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.4           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5           “Board” means the Board of Directors of the Bank as from time to time constituted.

1.6           “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.  As used in this Agreement, a Change in Control shall also include a Change in Control of the Corporation.

1.7           “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.8           “Corporation” means HCSB Financial Corporation, a South Carolina corporation, and holding company of the Bank.

1.9           “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.10         “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance.  The initial Discount Rate is six percent (6%).  However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.11         “Early Termination” means the Executive’s Separation from Service before attainment of Normal Retirement Age except when such Separation from Service following a Change in Control or due to death or Termination for Cause.

1.12         “Effective Date” means March 1, 2008.

1.13         Final Pay” means the Executive’s highest annualized Base Salary from the three (3) years prior to Separation from Service, including the year such Separation from Service occurs.

1.14         “Normal Retirement Age” means the Executive’s age sixty-five (65).

1.15         “Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.16         “Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.17         “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.18         “Projected Benefit” means twenty percent (20%) of Projected Final Pay.

1.19         “Projected Final Pay” means Final Pay increased four percent (4%) annually until Normal Retirement Age.

1.20         “Separation from Service” means the termination of the Executive’s employment with the Bank or the Corporation for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank or the Corporation and the Executive intended for the Executive to provide significant services for the Bank or the Corporation following such termination.  A termination of employment will not be considered a Separation from Service if the Executive continues to provide services as an employee or independent contractor of the Bank or any affiliated entity at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately proceeding three full calendar years of employment (or, if employed less than three years, such lesser period).

1.21         “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) at any time during the 12-month period ending on a Separation from Service of the Bank or any affiliated entity if any stock of the Bank or the Corporation is publicly traded on an established securities market or otherwise.

1.22         “Termination for Cause” means Separation from Service for:

(i)            with respect to the Bank or any subsidiary which employs the recipient of any rights under the Agreement (the “recipient”) or for which such recipient primarily performs services, the commission by the recipient of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction) or any act or practice which the Board shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Bank’s or the subsidiary’s fidelity bond

(ii)           the willing engaging by the recipient in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Bank or any subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Bank or any subsidiaries and competing with the Bank or its subsidiaries, or soliciting employees, consultants or customers of the Bank in violation of law or any employment or other agreement to which the recipient is a party; or

(iii)          the willful and contained failure or habitual neglect by the recipient to perform his or her duties with the Bank or the subsidiary substantially in accordance with the operating and personnel policies and procedures of the Bank or the subsidiary generally applicable to their employees.  For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Bank and/or the subsidiary.  Notwithstanding the foregoing, if the recipient has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause” the definition of “cause” in such agreement shall apply to the recipient in this Agreement.  Cause under this Section shall be determined by the Board.

Article 2

Distributions During Lifetime

2.1           Normal Retirement Benefit.  Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1        Amount of Benefit.  The annual benefit under this Section 2.1 is twenty percent (20%) of Final Pay.

2.1.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Normal Retirement Date.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2           Early Termination Benefit.  If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the vested Accrual Balance determined as of the end of the Plan Year preceding Separation from Service subject to the vesting schedule below. Interest shall be credited to the Accrual Balance from Separation from Service to Normal Retirement Age at a rate equal to the Discount Rate in effect at the time of Separation from Service.

Date on which Separation from Service occurs	Vesting Percentage
03/01/2008 – 12/31/2008	10%
01/01/2009 – 12/31/2009	20%
01/01/2010 – 12/31/2010	30%
01/01/2011 – 12/31/2011	40%
01/01/2012 – 12/31/2012	50%
01/01/2013 – 12/31/2013	60%
01/01/2014 – 12/31/2014	70%
01/01/2015 – 12/31/2015	80%
01/01/2016 – 12/31/2016	90%
After 12/31/2016	100%

2.2.2        Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  Interest shall be credited to the Accrual Balance during the applicable installment period at a rate equal to the Discount Rate in effect at the time of Separation from Service.

2.3           Disability Benefit.  If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1        Amount of Benefit.  The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service. Interest shall be credited to the Accrual Balance from Separation from Service to Normal Retirement Age at a rate equal to the Discount Rate in effect at the time of Separation from Service.

2.3.2        Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age. Interest shall be credited to the Accrual Balance during the applicable installment period at a rate equal to the Discount Rate in effect at the time of Separation from Service.

2.4           Change in Control Benefit.  If a Change in Control occurs followed by the Executive’s Separation from Service prior to the Executive’s Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1        Amount of Benefit.  The annual benefit under this Section 2.4 is one hundred percent (100%) of the Projected Benefit.

2.4.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at

Separation from Service, or at any time during the 12-month period ending on a Separation from Service, under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

2.6           Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then, to the extent such tax liability can be paid by the amount that may be currently distributed to the Executive under Sections 2.1-2.4 of this Agreement without the imposition of additional tax liability under Section 409A of the Code, the Bank may make a limited distribution to the Executive as soon as is administratively practicable following the discovery of the tax liability of an amount not exceed the amount that becomes subject to tax, in accordance with the provisions of Regulations §1.409A-3(j)(vi), (vii), and (xi).  Any such distribution will decrease the Executive’s benefits distributable under Sections 2.1-2.4 of this Agreement.

2.7           Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions.  Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)	must, for benefits distributable under Sections 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;
(c)

must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1           Death During Active Service.  If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1.  This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1        Amount of Benefit.  The benefit under this Section 3.1 is one hundred percent (100%) of the Accrual Balance for the Plan Year prior to the Executive’s death.

3.1.2        Distribution of Benefit.  The Bank shall distribute the benefit to the Beneficiary in a lump sum on the first day of the fourth month following the Executive’s death.  The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

3.2           Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the present value, using the Discount Rate in effect at Separation from Service, of the remaining benefits in a lump sum on the first day of the fourth month following the Executive’s death.

3.3           Death Before Benefit Distributions Commence.  If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the present value, using the Discount Rate in effect at Separation from Service, of the remaining benefits in a lump sum on the first day of the fourth month following the Executive’s death.

Article 4

Beneficiaries

4.1           In General.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2           Designation.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5           Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2           Suicide or Misstatement.  No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3           Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.  Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.4           Forfeiture Provision.  The Executive shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement and within twelve (12) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity

(excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)            becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Bank as of the date of the termination of the Executive’s employment;

(ii)           participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment;

(iii)          assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)          sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the one (1) year period immediately prior to the termination of the Executive’s employment;

(v)           divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source that provided or compiled such information.  Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

5.5           Change in Control.  The forfeiture provision detailed in Section 5.4 hereof shall not be enforceable following a Change in Control.

Article 6

Administration of Agreement

6.1           Plan Administrator Duties.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2           Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3           Binding Effect of Decisions.  Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4           Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5           Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6           Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims and Review Procedures

7.1       For all claims other than disability benefits:

7.1.1        Claims Procedure.  Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1.1        Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty

(60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

7.1.1.2     Timing of Bank Response.  The Bank shall respond to such Claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.1.3     Notice of Decision.  If the Bank denies part or the entire claim, the Bank shall notify the Claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)   The specific reasons for the denial,

(b)   A reference to the specific provisions of this Agreement, on which the denial is based,

(c)   A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)   An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)   A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.1.2        Review Procedure.  If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.1.2.1     Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.1.2.2     Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.1.2.3     Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.1.2.4     Timing of Bank Response.  The Bank shall respond in writing to such Claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.2.5     Notice of Decision.  The Bank shall notify the Claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)   The specific reasons for the denial,

(b)   A reference to the specific provisions of this Agreement, on which the denial is based,

(c)   A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)   A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2       For disability claims:

7.2.1        Claims Procedures.  Any Claimant who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.2.1.1     Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

7.2.1.2     Timing of Bank Response.  The Bank shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

7.2.1.3     Notice of Decision.  If the Bank denies part or the entire claim, the Bank shall notify the Claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)   The specific reasons for the denial,

(b)   A reference to the specific provisions of this Agreement, on which the denial is based,

(c)       A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)      An explanation of the Agreement’s review procedures and the time limits applicable to such procedures,

(e)       A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

(f)       Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank, and

(g)      If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

7.2.1.4     Timing of Notice of Denial/Extensions.  The Bank shall notify the Claimant of denial of benefits in writing or electronically not later than forty-five (45) days after receipt of the claim by the Bank.  The Bank may elect to extend notification by two thirty (30) day periods subject to the following requirements:

(a)       For the first thirty (30) day extension, the Bank shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Bank’s control requiring an extension; (2) prior to the end of the initial forty-five (45) day period; and (3) of the date by which the Bank expects to render a decision.

(b)      If the Bank determines that a second thirty (30) day extension is necessary based on factors beyond the Bank’s control, the Bank shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first thirty (30) day extension period.

(c)       For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues.  The Claimant shall be afforded forty-five (45) days within which to provide the specified information.

7.2.2        Review Procedures – Denial of Benefits.  If the Bank denies part or the entire claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.2.1     Initiation of Appeal.  Within one hundred eighty (180) days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to Bank.

7.2.2.2     Submissions on Appeal – Information Access.  The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits.  The Bank shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.2.2.3         Additional Bank Responsibilities on Appeal.  On appeal, the Bank shall:

(a)     Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(b)     Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Bank who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(c)     In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(d)     Identify medical or vocational experts whose advise was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit  determination; and

(e)     Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

7.2.2.4         Timing of Notification of Benefit Denial – Appeal Denial.  The Bank shall notify the Claimant not later than forty-five (45) days after receipt of the Claimant’s request for review by the Bank, unless the Bank determines that special circumstances require an extension of time for processing the claim.  If the Bank determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period, and such extension shall not exceed forty-five (45) days.  The Bank shall indicate the special circumstances requiring an extension of time and the date by which the Bank expects to render the determination on review.

7.2.2.5         Content of Notification of Benefit Denial.  The Bank shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a)     The specific reason or reasons for the adverse determination;

(b)     Reference to the specific plan provisions on which the benefit determination is based;

(c)     A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other  relevant information (as defined in applicable ERISA regulations);

(d)     A statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(e)     Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank;

(f)      If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g)     The following statement: “You and your Bank may have other voluntary alternative dispute resolution options such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

Article 8

Amendments and Termination

8.1                                 Amendments.  This Agreement may be amended by the Bank with written notice to the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2                                 Plan Termination Generally.  This Agreement may be terminated by the Bank with written notice to the Executive.  The benefit shall be the Accrual Balance as of the date this Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3                                 Plan Terminations Under Code Section 409A.  Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

                                                                                                (a)           Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and provided that all agreements, methods, programs, and other arrangements sponsored by the Bank or the Corporation immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Regulation §1.409A-1(c)(2) (“Similar Arrangements”) are terminated and liquidated with respect to each participant that experienced the Change in Control and all participants receive all amounts of compensation deferred under this Agreement and all Similar Arrangements within twelve (12) months of the date the Bank or Corporation irrevocably takes all necessary action to terminate and liquidate this Agreement and all Similar Arrangements;

(b)                                 Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)                                  Upon the Bank’s termination of this Agreement and all Similar Arrangements, provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1           Binding Effect.  This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2           No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive.  It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3           Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4           Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities.  The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5           Applicable Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

9.6           Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7           Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9           Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10         Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11         Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12         Validity.  If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13         Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

5009 Broad Street
Loris, South Carolina 29569
Attn: James R. Clarkson

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14                           Compliance with Section 409A.  This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

By:

Title:

☐            New Designation

☐            Change in Designation

I,                      , designate the following as Beneficiary under this Agreement:

Primary:
%

%

Contingent:
%

%

Notes:

•                  Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•                  To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•                  To name your estate as Beneficiary, please write “Estate of [your name]”.

•                  Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:

Date:

Received by the Plan Administrator this                  day of                                       , 200

By:

Title: